Exhibit 6.10

MCQUEEN LABS

BILL OF SALE

Invoice Number:
Date:

McQueen Labs Inc. • 261 NE 61st St, Miami, FL 33137, United States
☎ +1 (786) 440-8532 ✉ info@mcqmarkets.com

Buyer's Full Name: GoFaster 1730 LLC
Buyer's Address: 2300 E Las Olas Blvd., Fort Lauderdale, FL 33301
City, State, ZIP Code:

Vehicle Details

Make	Lexus
Model	LFA
Year	2012
VIN	JTHHX8BH6C1000470
Mileage	2,728 miles
Color	Whitest White

Sale Amount

Sale Price (USD)	$1,473,000
Sales Tax (or mark "Exempt")	
Doc / Admin Fee	
Total Payable	
Deposit / Amount Paid	
Balance Due	

AS-IS / NO WARRANTY. The vehicle described above is sold **"AS-IS, WHERE-IS"** with all faults. The Seller makes no warranties, express or implied, including any implied warranty of merchantability or fitness for a particular purpose. The Buyer acknowledges having inspected the vehicle (or waived the right to do so) and accepts it in its present condition. Seller certifies that the information stated herein is true and that the Seller is the lawful owner with authority to sell, free of undisclosed liens or encumbrances except as noted above.

Seller Signature • McQueen Labs Inc.*

Curtis Hopkins
Printed Name

07/31/2026
Date

Buyer Signature GoFaster 1730 LLC

Lachlan Jagger Brewer DeFrancesco
Printed Name

07/31/2026
Date

* McQueen Labs Inc., in its capacity and as Company Manager on behalf of McQueen Labs Series LLC – Series 003 – 2012 Lexus LFA, a registered series of McQueen Labs Series, LLC.